Exhibit 99.1

FNBH BANCORP, INC.

Date Submitted: October 29, 2008 NASDAQ Symbol: FNHM	Contact:	Janice B. Trouba Senior Vice President and Chief Financial Officer (517) 545-2213

FNBH Bancorp, Inc. Announces
September 30, 2008 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced financial results for the nine months ended September 30, 2008. The Corporation reported a net loss for the nine months of $5,668,000 compared to a net loss of $6,351,000 for the same period in 2007. For the quarter ended September 30, 2008, a net loss of $1,625,000 was reported compared to a net loss of $4,117,000 for the same period last year. Return on assets for the nine months fell to a negative 1.79% in 2008 compared to a negative 1.86% for the same period in 2007. Return on equity for the nine months ended September 30, 2008 was a negative 19.15% compared to a negative 17.47% in 2007.

President and CEO, Ronald Long, stated “Our third quarter results reflect a $1,772,000 write down in the value of Fannie Mae and Freddie Mac preferred securities. Absent this write down, the Bank would have reported a profitable third quarter. The tax benefit of this loss will not be recognized until the fourth quarter of 2008 based on the date the Treasury passed the provision for this loss to be treated as an ordinary loss rather than a capital loss.”

Long further noted, “Our Bank remains well-capitalized with good liquidity. At September 30, 2008, we maintained balance sheet liquidity in the form of cash and cash equivalents of $34 million and had an additional $49 million in investments and certificates of deposit available for liquidity.”

Long continued, “Our extensive evaluation of the commercial loan portfolio continued during the third quarter, including updating of loan collateral valuations for numerous loans as warranted in today’s economic climate. As a result of these evaluation efforts, appropriate reserves for potential loan losses have been established.”

Long concluded, “Our third quarter net interest margin remains a strong provider of earnings at 4.02%. Both our loan loss reserve ratio and our net interest margin remain well above peer averages.”

Nonperforming loans (which are also above peer averages) were $31.1 million at September 30, 2008, an increase from the $28.1 million reported at June 30, 2008 and the $11.5 million reported at September 30, 2007. The loan loss reserve was 4.50% of loans at September 30, 2008, as compared to 4.61% at June 30, 2008 and 2.45% at September 30, 2007. Continued deterioration in the economy and/or real estate values will continue to have a negative impact on the level of nonperforming loans as well as the earnings of the Bank.

Net earnings are also impacted by lower net interest income as a result of net interest margin compression due to the cuts in the prime lending rate, an increase in average nonperforming loans and a decrease in earning assets. The net interest margin for the nine months ended September 30, 2008 was 4.10% compared to 4.31% at September 30, 2007. Average loan balances decreased $41 million in the first nine months of 2008 compared to the same period in 2007, and average deposit balances also decreased $24 million in 2008. The average rate earned on earning assets decreased to 6.25% in 2008 from 7.09% in 2007; partially offsetting this unfavorable variance was a decrease in the average rates paid on deposits to 2.68% in 2008 from 3.48% in 2007.

At September 30, 2008, total assets were $415 million, a decrease of 5.4% from September 30, 2007. Loans decreased to $326 million, an 8.9% decrease from the previous year. Cash and short term investments, certificates of deposit and investment securities increased $15 million at September 30, 2008 compared with the prior year period due to the Corporation’s desire to maintain high liquidity. Deposits decreased to $369 million, a 6.1% reduction since September 30, 2007. This decrease was primarily in time deposits as the Bank has not needed to compete with high rates in the market. Capital remains strong at $34 million as of September 30, 2008.

As of September 30, 2008, FNBH Bancorp, Inc. and First National Bank remain well capitalized under applicable regulatory guidelines and requirements. Given uncertainties inherent in the current economic environment, the Corporation has decided to discontinue its quarterly dividend to shareholders, allowing preservation of capital to ensure the continued strong capital position of the Corporation.

First National Bank has been the bank for Livingston County for over 100 years and has nine branches throughout the county. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes Hoefer & Arnett, at (800)800-4693, Monroe Securities Inc., at (800)766-5560, Stifel, Nicolaus & Co., Inc. at (800)676-0477, or Hill, Thompson, Magid & Co., Inc. at (866)291-6316.